Exhibit 10.1

Date: 24 March 2023	Private & Confidential

To:	MADISON PACIFIC TRUST LIMITED 17th Floor, Far East Finance Centre 16 Harcourt Road Admiralty, Hong Kong Attention: Cassandra Ho

Dear Sir or Madam

CSP Alpha Holdings Pte. Ltd. – Facilities Agreement – Request for Consent relating to the application of the proceeds arising out of the disposal of shares in Contact Center Company by ESM Holdings Limited

1.	Introduction

We refer to the Facilities Agreement dated 18 February 2021 between (among others) CSP Alpha Holdings Pte. Ltd. as original borrower (the “Company”), CSP Alpha Midco Pte. Ltd. as parent of the Company and Madison Pacific Trust Limited as agent (the “Agent”), as amended and restated by the Amendment and Restatement Agreement dated 9 November 2022 between (among others) the Company, CSP Alpha Midco Pte. Ltd. and the Agent (as further amended from time to time, the “Facilities Agreement”). Unless expressly defined in this letter, capitalised terms used in this letter shall have the meanings given to them in the Facilities Agreement.

The provisions of Clauses 1.2 (Construction) and 1.3 (Third party rights) of the Facilities Agreement apply to this letter as though they were set out in full in this letter except that references to the Facilities Agreement are to be construed as references to this letter.

2.	Background to consent request

(a)

We refer to the consent request letter titled “CSP Alpha Holdings Pte. Ltd. – Facilities Agreement – Request for Consent relating to the disposal of shares in Contact Center Company by ESM Holdings Limited” issued by the Company on 22 December 2022 and accepted by the Agent (the “December 2022 Consent Request Letter”), wherein the Company had sought the Majority Lenders’ consent in respect of the CCC Disposal and the CCC Disposal Guarantee (each as defined in the December 2022 Consent Request Letter), subject to the condition that all of the Disposal Proceeds received or receivable by any member of the Group pursuant to the CCC Disposal shall be applied towards mandatory prepayment of the Facilities in accordance with Clause 8.2(b) (Disposal, Insurance Proceeds and Excess Cashflow) and Clause 8.4 (Application of mandatory prepayments and cancellations) of the Facilities Agreement.

(Alpha Senior) Consent Request – CCC Disposal Proceeds Application Priority

(b)

The CCC Disposal is expected to generate net proceeds amounting to approximately US$55,000,000. Together with the scheduled repayments of US$4,125,000 each made in November 2022 and February 2023 and the prepayment of USD$41,339,833 made in January 2023, the total amount repaid and/or prepaid will be approximately US$104,589,833, which accounts for approximately 60% of the total principal amount originally disbursed under the Facilities Agreement. If the proceeds from the CCC Disposal are to be applied pursuant to Clause 8.2(b) (Disposal, Insurance Proceeds and Excess Cashflow), Clause 8.4 (Application of mandatory prepayments and cancellations) and Clause 6.3 (Effect of cancellation and prepayment on scheduled repayments) of the Facilities Agreement, the amount of the Repayment Instalment for each Term Facility Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount prepaid. This effectively means that the Company will have to continue to meet the existing repayment schedule in spite of having repaid and/or prepaid approximately 60% of the total principal amount disbursed under the Facilities Agreement.

(c)

In order to provide the Company greater headroom to reinvest its cash flows and pursue growth opportunities, the Company is proposing to apply all of the proceeds received or receivable by any member of the Group pursuant to the CCC Disposal concurrently but in the following order of priority:

(i)	firstly, prepayment of the outstanding Revolving Facility Loans of an amount of US$7,000,000 (together with accrued and unpaid interest then outstanding on the Revolving Facility Loans);

(ii)

secondly, (in relation to the Term Loans) prepayment in full of the four (4) Repayment Instalments which would otherwise fall due on 22 May 2023, 22 August 2023, 22 November 2023 and 22 February 2024 (together with accrued and unpaid interest then outstanding on the Term Loans);

(iii)	lastly, (in relation to the Term Loans) the balance proceeds from the CCC Disposal to be applied against the remaining eight (8) Repayment Instalments on a pro rata basis,

(the “CCC Disposal Proceeds Application Priority”).

3.	Requested Consents

Pursuant to Clause 46.2 (All Lender matters) of the Facilities Agreement, the Company hereby requests the consent of all Lenders that, notwithstanding Clause 8.4 (Application of mandatory prepayments and cancellations) of the Facilities Agreement, all of the proceeds received or receivable by any member of the Group pursuant to the CCC Disposal shall instead be applied in accordance with the CCC Disposal Proceeds Application Priority set forth above (the “Consent Matter”).

4.	Representations

The Company (as the Obligors’ Agent) confirms to each Finance Party that on the date of this letter the Repeating Representations:

(a)	are correct; and

(b)	would also be correct if references to the Facilities Agreement were construed as references to the Facilities Agreement as amended by this letter.

(Alpha Senior) Consent Request – CCC Disposal Proceeds Application Priority

5.	Reservation of Rights

(a)

Except as otherwise contemplated in paragraph 3 (Requested consents) above, this letter does not and shall not be deemed to waive, amend, modify, limit or otherwise affect any provision of any Finance Document, each of which remain in full force and effect.

(b)

The consents provided for in this letter are without prejudice to any of the rights which the Finance Parties may now or hereafter have in relation to any circumstances or matter other than the Consent Matter, which rights shall remain in full force and effect.

6.	Governing Law

This letter shall be governed by and shall be construed in accordance with English law.

7.	Finance Document

This letter is a Finance Document.

8.	Counterparts

This letter may be signed in counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

Please indicate your agreement by countersigning this letter and returning one original to us.

We would appreciate it if we could receive your agreement and countersignature to this letter as soon as possible and in any event by 31 March 2023.

Thank you for your kind consideration and assistance.

(Alpha Senior) Consent Request – CCC Disposal Proceeds Application Priority

Yours faithfully,

CSP ALPHA HOLDINGS PTE. LTD.

Name:

Title:         Authorised Signatory

(Alpha Senior) Consent Request – CCC Disposal Proceeds Application Priority

Pursuant to Clause 46 (Amendments and Waivers) of the Facilities Agreement, all Lenders have consented to the Consent Matter contemplated by this letter. Accordingly, we are authorised to execute this letter on behalf of the Finance Parties.

MADISON PACIFIC TRUST LIMITED

(as Agent for and on behalf of the other Finance Parties)

Date:

(Alpha Senior) Consent Request – CCC Disposal Proceeds Application Priority